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                                                                     Exhibit 1.1



blaxxun interactive, Inc.
1550 Bryant Street
Suite 770
San Francisco, CA 94103
USA

and

Franz Buchenberger
(acting in his individual capacity as the Chief Executive Officer and on behalf of his wife; Ingrid Buchenberger, as one of the Lenders named in Schedule 2 to this Agreement)

Bernd-Michael Habermeyer
(in his individual capacity as the Chief Financial Officer of blaxxun interactive, Inc., and on behalf of his wife, Heike
Habermeyer as one of the Lenders named in Schedule 2 to this Agreement)

                                                           August [   ], 2000
                                                           Frankfurt am Main


INITIAL PUBLIC OFFERING OF COMMON STOCK OF BLAXXUN INTERACTIVE, INC. (THE "COMPANY") 2000

Dear Madams and Sirs:

With reference to our previous discussions, we would like to express our pleasure with your decision to conduct the initial public offering (the "Offering") of common stock of the Company (the "Shares") under the lead management of DG BANK Deutsche Genossenschaftsbank AG ("DG" or the "Lead Manager").

The Company proposes to sell an aggregate of

                      5,750,000 SHARES (THE "OFFER SHARES")

of the Company's Common Stock, par value $ 0.005 per share (the "Common Stock") having been newly issued for this purpose from the Company's authorized capital.

Pursuant to separate share option agreements in the form attached hereto as Annex D (the "Share Option Agreements"), certain shareholders of the Company named in Schedule 1 (the "Selling Shareholders") furthermore propose to grant to the Lead Manager an option to purchase up to an additional 750,000 shares of the Common Stock on the terms and for the purposes set forth in Section 5 hereof (the "Greenshoe Shares"). In addition, those Selling Shareholders listed in
Schedule 2 (the "Lenders") shall grant, pursuant to Section 5 below, the Lead Manager a Borrowing Option (as defined under Section 5 hereof) to borrow Shares from such Lenders and

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to enter into a securities loan upon the exercise of the option.

The Company and the Selling Shareholders have caused the Offer Shares and the Greenshoe Shares to be registered (the "Registration") with the United States Securities and Exchange Commission (the "SEC") under the United States Securities Act (the "United States Securities Act") pursuant to a registration statement on Form S-1 (the "Registration Statement") to permit the Offering to be made in compliance with U.S. securities laws. The Company and the Lead Manger have furthermore jointly made application for the listing of all Shares of Common Stock of the Company on the Neuer Markt trading segment of the Frankfurt Stock Exchange ("FSE").

This underwriting agreement (the "Agreement") is, however, conditioned upon the conditions precedent set out under Section 9 hereof as well as subject to the exercise of termination rights by either DG or the Company under Section 13 hereof.

1.   GENERAL STRUCTURE OF THE TRANSACTION AND TASKS OF THE LEAD MANAGER

     Pursuant to the Offering, the Lead Manager shall (i) offer newly issued Shares of the Company (the "Offer Shares") to private and institutional investors in Germany as well as, by way of a private placement, to institutional investors outside Germany (excluding the United States, Canada and Japan) (the "Investors"), (ii) receive such Offer Shares from the Company at least two business days prior to such Shares' allocation to Investors as contemplated under Section 5 hereof, (iii) pay the Offer Purchase Price (as defined in Section 3 hereof) to the Company and Greenshoe Purchase Price (as defined in Section 3 hereof) to the Selling Shareholders on the Settlement Date (as defined in Section 6 hereof) as contemplated under Section 6 hereof, and (iv) effect, together with the Company, listing (the "Listing") of the entirety of the Company's issued and outstanding Common Stock on the FSE's Neuer Markt trading segment as contemplated under Section 9 hereof.

2.   CAPITAL STRUCTURE OF THE COMPANY PRIOR TO STOCK EXCHANGE LISTING

     Immediately prior to the sale of the Offer Shares to the Lead Manager, the
     Company shall have [      ] Shares outstanding of Common Stock and
     [     ] Shares authorized.

     As of the date hereof, the amount of the Company's share capital owned by each current shareholder (each such current shareholder hereinafter referred to as a "Shareholder" and the entirety of such current shareholders collectively referred to as the "Shareholders") is as set forth Schedule 3.

3.   PURCHASE (ZEICHNUNG) OF THE OFFER SHARES BY THE LEAD MANAGER

     On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the Company agrees to sell up to 5,750,000 Offer Shares to the Managers (as defined below), and each of the Managers, severally and not jointly, agrees to subscribe, at the purchase price determined as set forth below (in no event, however, shall the purchase price be less than the par value) to that number of Offer Shares which represents the following


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     quotas:

     DG BANK                            Lead Manager         85%
     Merck Finck & Co.                  Co-Manager           10%
     VEM Virtuelles Emissionshaus AG    Co-Manager            5%
     -------------------------------    ----------           ---
     Total                                                   100%
                                                             ===

     The Lead Manager and the Co-Managers are collectively referred to as the "Managers". The Managers shall have the right to agree among themselves to modify the foregoing quotas.

     The Lead Manager has presented the Company with a list of Investors to whom it intends to allocate Shares in the Offering, and the Company has approved this list.

     The respective purchase obligations of the Managers with respect to the Offer Shares shall be rounded among the Managers to avoid fractional Shares, as the Lead Manager may determine.

     In all publications and advertisements relating to the Offering, the Managers' names shall be listed in the following order: (i) the Lead Manager's name shall appear first under the heading "Lead Manager", (ii) the names of the Co-Managers shall appear under the Lead Manager's name in declining order of each Co-Manager's quota.

     In addition, the Selling Shareholders, pursuant to the Share Option Agreements, grant to the Lead Manager an option ("the Over-Allotment Option") to purchase up to 750,000 further Shares (the "Greenshoe Shares") at the same purchase price per Share as the Offer Shares from their holdings upon exercise of this Over-Allotment Option by the Lead Manager. Each Selling Shareholder has indicated its willingness to sell the number of Greenshoe Shares set next to his name in Schedule 1 hereof. Such Over-Allotment Option is granted for the purpose of covering over-allotments in the sale of Offer Shares and is exercisable as provided in Section 5 hereof. Greenshoe Shares shall be purchased severally for the account of the Managers pro rata based on the number of Offer Shares purchasable by such Managers hereunder.

     The Managers shall neither be co-owners (Miteigentumer nach Bruchteilen) nor joint-owners (Gesamthandseigentumer) of the Offer Shares or the Greenshoe Shares purchasable by the Managers pursuant to this Agreement.

     The purchase price payable by the Lead Manager (on behalf of the Managers) to the Company and the Selling Shareholders for the Offer Shares or the Greenshoe Shares (the "Offer Purchase Price" or the "Greenshoe Purchase Price", as the case may be) shall be equal to the Placement Price per share, multiplied by the number of Offer Shares or Greenshoe Shares, as the case may be, to be purchased by the Managers, from which product the amount of costs and commissions payable by each of the Company and each respective Selling Shareholder pursuant to Section 8 hereof shall be deducted.

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4.   PLACEMENT PRICE, PRICING DATE

     The price at which the Offer Shares and the Greenshoe Shares, if any, are sold (the "Placement Price") is hereby determined to be:

                 [     ] per Share (the "Placement Price").

     The date hereof shall henceforth be referred to as the "Pricing Date".

5.   ALLOTMENTS, PREFERENTIAL ALLOTMENT, OVER-ALLOTMENTS

     The Designated Sponsors shall be entitled to retain 5% of the Offer Shares for their own account against payment of the Placement Price less commissions as contemplated by Section 7.

     Up to 350,000 of the Offer Shares shall be reserved for preferential allotment to employees of the Company and persons having business relationships with the Company (the "Preferential Allotment"). The persons eligible for Preferential Allotment (the "Beneficiaries") shall receive an allotment of shares at the Placement Price and on the general terms and conditions of the Offering according to a list of the Beneficiaries produced by the Company (the "Beneficiary List"), which has been presented to the Lead Manager.

     The Lead Manager is neither obliged nor entitled to inquire as to whether Preferential Allotments to the Beneficiaries included in the Beneficiary List contravene any statutory or contractual rules. The Company shall be liable for any damages incurred by the Lead Manager as a result of a failure of Beneficiaries who do not request to have the Offer Shares delivered to a securities account in Germany, to pay for Offer Shares for which they have subscribed.

     Under no circumstances shall the arrangement described in this Section 5 constitute a third-party beneficiary contract for the benefit of the Beneficiaries within the meaning of Section 328 of the German Civil Code, nor will any Manager be liable to the Company or to any Beneficiary for any action taken or omitted to be taken by such Manager in good faith in connection with the Preferential Allotment to the Beneficiaries.

     The Over-Allotment Option will begin on the first day on which the Company's Shares are traded on the FSE and will expire 45 calendar days thereafter (the "Option Period"). The Over-Allotment Option may be exercised during such period by the Lead Manager, in whole or in part from time to time, by written notice given to the Company, which will, in turn, inform the Selling Shareholders of such notice without undue delay. Such notice shall set forth the aggregate number of Greenshoe Shares as to which the Over-Allotment Option is being exercised.

     Each Lender hereby agrees to grant the Lead Manager an option to borrow up to the number of Shares set opposite that Shareholder's name in Schedule 2 hereof (the "Borrowing Option"). The Borrowing Option shall be exercisable by DG no later

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     than the Pricing Date by giving written notice to the relevant
     Shareholders. The exercise of the Borrowing Option shall create a securities loan (the "Securities Loan") between the respective Lender and the Lead Manager for the account of the Managers for the number of shares for which the Borrowing Option has been exercised (the "Borrowed Shares"). The Securities Loan shall be free of charge to the Lead Manager and have the duration of the period commencing with the sale of the Offer Shares to the Lead Manager and expiring upon the expiration of the Option Period. Upon any exercise of the Over-Allotment Option by the Lead Manager, the Lead Manager shall be obliged to pay the Selling Shareholders the Greenshoe Purchase Price for all Shares for which the Over-Allotment Option has been exercised upon the receipt of the Greenshoe Shares from such Selling Shareholders and shall return the Borrowed Shares to the Lenders as soon as DG Bank has received the Greenshoe Shares from the Selling Shareholders If the Lead Manager shall not have exercised the Over-Allotment Option in full at the end of the Option Period, the Lead Manager shall transfer the number of Shares for which the Over-Allotment Option has not been exercised to the Lenders upon the expiration of the Option Period.

     The Company shall undertake to ensure that the Borrowed Shares and the Greenshoe Shares will comply with the laws of each jurisdiction where such compliance is required, including, without limitation, the United States.

6.   DELIVERY OF SHARES AND PAYMENT FOR THE OFFER SHARES AND THE GREENSHOE
     SHARES

     On August 10, 2000, the Company and the Lenders gave the Company's registrar and transfer agent (the "Registrar and Transfer Agent") instructions to transfer the Offer Shares and the Borrowed Shares to a custody account on behalf of the Company and the Lenders (the "Custody Account") held with the DG (the "Custodian") in Frankfurt am Main, which Offer Shares and Borrowed Shares were received in such Custody Account on or before the Pricing Date. DG, in its capacity as the Custodian, agreed that until such Offer Shares and Borrowed Shares are delivered to DG as contemplated in the following sentence, (i) such Shares are held expressly for the benefit of the Company and the Lenders, respectively, and (ii) the Custodian shall take no action with respect to the Shares without written authorization from the Company and the Lenders or as contemplated in this Agreement. The Company and the Lenders hereby authorize the Custodian to deliver the Offer Shares and any Borrowed Shares which the Lead Manager has informed the Lenders that it wishes to borrow to an account in the name of DG. The parties agree that title to the Offer Shares and the Borrowed Shares shall pass to the Lead Manager and may be withdrawn for the Custody Account on the Settlement Date in exchange for (Zug um Zug) release of the Offer Purchase Price by DG as contemplated under Section 6 hereof.

     For the period of time between the instruction to the Registrar and Transfer Agent to transfer the Offer Shares and the Borrowed Shares, if any, to the Custody Account, until the Settlement Date (as defined in this Section 6), the Company and the Lenders hereby waive their right to instruct the Custodian to transfer the Offer Shares and the Borrowed Shares to any person other than the Lead Manager as contemplated hereby. In the event that the Offer Purchase Price is not paid to the

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     Company on the Settlement Date as contemplated under this Section 6, the
     Custodian shall immediately return the Offer Shares and Borrowed Shares to the Company and the Lenders, respectively.

     The Managers undertake to deliver the Offer Shares that the Lead Manager has received from the Company and that have been allocated to Investors to such Investors, against payment to the Managers by such Investors of the applicable Placement Price, on August 16, 2000 or such other time as the Lead Manager and the Company may agree (the "Settlement Date"). However, the Settlement Date shall in any event be the business day directly following the business day on which the price for the Shares is first quoted on the FSE.

     On the Settlement Date, the Lead Manager shall credit a cash account of the Company with DG in Frankfurt am Main (the "Sonderkonto Kapitalerhohung blaxxun interactive, Inc.") with the Offer Purchase Price in euros allocable to the Offer Shares as calculated pursuant to Section 4 hereof.

     Subject to the terms of the Share Option Agreements, in the event that the Lead Manager exercises all or a portion of the Over-Allotment Option, the Greenshoe Shares shall be delivered to the Lead Manager in the same manner as the Offer Shares have been delivered two business days after exercise of the Over-Allotment Option against payment of the Greenshoe Purchase Price to the Selling Shareholders' designated accounts. The Greenshoe Shares shall be sold ratably by the Selling Stockholders

7.   DESIGNATED SPONSOR

     The Lead Manager and Merck Finck & Co. have agreed to serve as "Designated Sponsors" within the meaning of the Rules and Regulations of the Neuer Markt. The services of the Designated Sponsors are subject to separate agreements which have been executed between the Company and the Designated Sponsors.

8.   COSTS AND COMMISSION

     The Company shall pay to the Lead Manager on behalf of the Co-Managers a fee of up to 5.0% of the proceeds of the issue (the "Placement Fee"). This Placement Fee is made up of a fixed component of 4.5% and the following two variable components: 0.25% upon achievement of a placement price that is within the upper third of the Price Range as well as an additional 0.25% for the satisfactory handling of the IPO process by the Managers as determined in good faith by the Company . Shares that are placed by a Manager as part of the Preferential Allotment scheme are not subject to the aforementioned fee regime. Pursuant to the Share Option Agreements, a fee of 3.0% shall be charged to the Selling Shareholders for the placement of the Greenshoe Shares, assuming the Over-Allotment Option is excercised. Fees shall be deducted by the Lead Manager out of the proceeds payable to the Company and the Selling Shareholders, as the case may be.

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     Each individual Manager's share in the fees shall be calculated by DG and settled with the respective Manager. DG shall determine the details of the allocation of the Placement Fee among the Managers in accordance with the following criteria .

     -    Management Fee: 20% of the Placement Fee to the Lead Manager;

     - Underwriting Fee: 20% of the Placement Fee to be allocated between the Managers pro rata based on the amount of Offer Shares purchased by each Managers; and

     - Selling Fee: 60% of the Placement Fee to be allocated between the Managers pro rata based on their respective allotments as determined by the allotment decisions at the end of the Book-building Period.

     Notwithstanding the foregoing, DG shall receive a praecipuum of 50% of the Management Fee.

     The Company shall furthermore pay to the Lead Manager a listing fee (the "Listing Fee") in the amount of [Euro]150,000 as consideration for the Lead Manager's efforts in assisting the Company to effect the listing of the Shares on the FSE and for the assumption of the liability arising pursuant to the German Stock Exchange Act.

     All costs associated with the Offering, the Listing and the Registration Statement, including, but not limited to, the costs of (i) setting, printing, distributing and translating the Offering Documents (including financial statements and exhibits thereto); (ii) the Offer Invitation, publication of the Price Range and the production of tombstones; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of all agreements and documents printed (or reproduced) and delivered in connection with the Offering, the Listing or the Registration; (v) fees relating to the Registration and the Listing; and (vi) preparing and carrying out the roadshow, including travel costs, and all other costs and expenses incident to the performance by the Company and the Selling Shareholders of their obligations hereunder, will be borne by the Company; provided, however, that the Lead Manager will pay for its own out-of-pocket expenses (such as travel expenses and the hotel costs of bank employees) incurred in respect of the roadshow.

     The Company will also pay the costs and expenses of the Listing and the Registration, including the costs and expenses of (i) Pollath & Partner for its legal due diligence and (ii) Hutchins, Wheeler & Dittmar, a Professional Corporation. The Lead Manager will pay the costs and expenses of (i) Freshfields Bruckhaus Deringer for legal services rendered in connection with the drafting and negotiation of this Agreement and other services relating to Offering (other than pursuant to the following sentence), (ii) PriceWaterhouseCooper, and (iii) VDI/VDE-Technologiezentrum Informationstechnik GmbH. The Company and the Lead Manager will share, on a fifty-fifty basis, the costs and expenses of Freshfields Bruckhaus Deringer for the Listing and the Registration.

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     In the event that the Offering is not consummated or completed on or prior to September 30, 2000, as contemplated in this Agreement, the Company shall reimburse the Lead Manager for all costs incurred in connection with the preparation of the Offering, the Listing and the Registration Statement if
     (i) the Lead Manager has terminated the Offering for one of the reasons set forth in Section 13.1 hereof or (ii) the Company has terminated the Offering pursuant to Section 13.2 hereof and the reason for the Company's termination is not a reason for which DG is responsible within the meaning of Section 13.2 hereof.

9.   CONDITIONS PRECEDENT

     The respective obligations of Managers hereunder are subject to the accuracy, when made and on each of the Pricing Date, the Settlement Date and the First and the Second Transfer Dates, of the representations and warranties of the Company, Franz Buchenberger, Bernd-Michael Habermeyer, and the Lenders contained herein, to the performance by the Company Franz Buchenberger, Bernd-Michael Habermeyer, and the Lenders of their respective obligations hereunder, and to each of the following additional terms and conditions:

     9.1 The Company and the Shareholders shall have taken all necessary action, corporate or otherwise, required to authorize the issuance of the Offer Shares, the Borrowed Shares, and the Greenshoe Shares necessary to complete the Offering.

     9.2 The Lead Manager shall have received by 6.30 p.m. Central European time on the Pricing Date satisfactory evidence of the issuance and the transfer of the Offer Sharesand Borrowed Shares necessary in the form of (i) a certificate of the Company's registrar and transfer agent stating the issuance and (ii) a certificate of an officer of the Company substantially as attached hereto as Annex A.

     9.3 The Company and the Shareholders, as of the Pricing Date, shall have authorized the automatic conversion of any preferred shares remaining after the Pricing Date into shares of Common Stock prior to or on the Settlement Date as contemplated by the Offering Documents. The Lead Manager shall have received by 6.30 p.m. Central European time on the Settlement Date satisfactory evidence of such conversion and re-designation in the form of the accepted filing of a certificate of amendment to the Company's Certificate of Incorporation by the Secretary of State of the State of Delaware.

     9.4 The Company and the Selling Shareholders shall have used all commercially reasonable efforts to provide any other evidence requested by the FSE to effect listing of the Shares.

     9.5 The Company and the Shareholders shall have taken all actions necessary to have all of the Offer Shares and any other Shares deliverable to the Lead Manager pursuant to this Agreement certificated in one or more share certificates (the "Certificates") and such Certificates shall have been


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          registered in the Company's share register in the name of The
          Depository Trust Company of New York ("DTC") or a nominee of DTC.

     9.6 The Offer Shares and the Borrowed Shares shall have been accepted for deposit by DTC and shall be eligible for clearance and settlement through the facilities of DTC. Upon depositing the Certificates with DTC for the benefit of Clearstream Banking AG's ("Clearstream") securities account with DTC, Clearstream shall have been instructed to transfer the Offer Shares in book-entry form to DG's account with Clearstream and DG shall have been instructed to transfer the Offer Shares to the Custody Account on or prior to the Pricing Date and such transfer to the Custody Account shall have occurred on or prior to the Pricing Date.

     9.7 The English language preliminary and final selling prospectus/company report as well as all amendments thereto (collectively the "German Prospectus") shall have been filed with the FSE by the Company and the Lead Manager and the Registration Statement and all amendments thereto shall have been filed with the SEC (such German Prospectus and Registration Statement as well as their respective amendments and translations into German, if any, collectively hereinafter referred to as the "Offering Documents"). The Offering Documents shall comply with all applicable German and US rules and regulations, respectively. The Company shall have assumed responsibility for the correctness and completeness of the Offering Documents under the German Stock Exchange Act and the United States Securities Act. The Company shall furthermore have undertaken to comply with all rules and regulations of Neuer Markt pertaining to the admission of the Shares to trading on Neuer Markt and have undertaken to comply with all rules and regulations of the SEC pertaining to the registration of the Shares with the SEC.

     9.8 The Registration Statement shall have been declared effective by the SEC and no stop order or other order issued by a governmental agency, domestic or foreign, suspending the effectiveness of the Registration Statement or preventing the completion of the Listing or the Offering shall have been issued and no proceedings for that purpose shall have been instituted or threatened. The FSE shall have approved the preliminary German Prospectus for publication.

     9.9 The Company and the Shareholders shall have executed and provided to the Lead Manager undertakings not to dispose of Shares for a period of six months from the date of admission of the shares to Neuer Markt.

     9.10 The Company shall have undertaken to FSE to observe the Rules and Regulations Neuer Markt and to adhere to the provisions of the German Take-Over Code.

     9.11 The FSE shall have admitted all of the Company's Shares to the regulated market (Geregelter Markt) with quotation in the Neuer Markt trading segment of FSE and reasonably satisfactory evidence of such actions shall


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          have been provided to the Lead Manager.

     9.12 The Company shall have authorized the Lead Manager to publish the announcement of the proposed Offering of Offer Shares (the "Offer Invitation" Verkaufsangebot) on behalf of the Company on the first day of the book-building Period. The Offer Invitation shall comply with Rule 134 of the United States Securities Act and shall have been published in at least one FSE-approved daily newspaper with national circulation in Germany. The publication of the Offering Documents in Germany shall have been effectuated either (i) by making such Offering Documents available at the offices of specified banks, accompanied by a notice one day prior to the Invitation Offer in at least one FSE-approved newspaper (Schalterpublizitat) with national circulation in Germany or (ii) by publication of such Offering Documents in at least one FSE-approved newspaper with national circulation in Germany.

     9.13 On the Pricing Date, as well as on the Settlement Date, the Company's auditors shall have confirmed to the Lead Manager in a comfort letter substantially in the form attached hereto as Appendix B that there have not been any material adverse changes in the financial position of the Company or any of its subsidiaries between the date of issuance of the audit certificate in respect of the latest financial statements and the date of such comfort letter. The auditors of the Company shall submit to the Lead Manager a further confirmation to the same effect on the day prior to the Second Transfer Date.

     9.14 Hutchins Wheeler & Dittmar, a Professional Corporation, US counsel to the Company, shall have delivered a legal opinion addressed to the Lead Manager dated the Pricing Date and shall deliver a second legal opinion dated the Settlement Date, to the effect set forth in Annex C attached hereto.

     9.15 On the Settlement Date, there shall not have occurred, (i) since the date hereof or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Lead Manager shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Pricing Date and again as of the Settlement Date, to the effect that
          (w) there has been no such material adverse change, (x) the representations and warranties in Section 12 hereof are true and correct with the same force and effect in all respects as though expressly made on and as of the Pricing Date and the Settlement Date respectively, (y) the Company has complied with all agreements and satisfied all conditions of its part to be performed or satisfied on or prior to the Pricing Date and (z) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the Company's knowledge, threatened, or (ii) since the date hereof, such a change in


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          national or international financial, political or economic conditions or currency exchange rates or exchange controls as to, in the reasonable judgement of the Lead Manager, materially prejudice the success of the Offering and distribution of the Shares or dealings in the Shares in the secondary market; or (iii) a general suspension or material limitation of trading on or by, as the case may be, the FSE.

     9.16 Each Selling Shareholder shall have executed a Share Option Agreement with the Lead Manger substantially in the form attached hereto as Annex E and shall have delivered such Share Option Agreement to DG. Each Selling Shareholder shall also have executed the Custody Agreement with Hutchins, Wheeler & Dittmar attached to the Share Option Agreement and shall have delivered such Custody Agreement to Hutchins, Wheeler & Dittmar..

     9.17 On the Pricing Date and on the Settlement Date, the Lead Manager shall have received a certificate of, or on behalf of, Franz Buchenberger, Bernd-Michael Habermeyer, and each Lender, dated as of such date, to the effect that each of Franz Buchenberger, Bernd-Michael Habermeyer, and each Lender has complied, in all material respects, with all agreements and all conditions on its part to be performed under this Agreement at or prior to such date.

10.  FURTHER AGREEMENTS OF THE COMPANY

     10.1 For as long as the Lead Manager acts as designated sponsor for the Company's Shares on Neuer Markt, the Company undertakes to keep the Lead Manager informed of material issuances of capital stock, options and warrants to receive capital stock and capital decreases (including the repurchase of Shares). For as long as the Lead Manager acts as designated sponsors for the Company's Shares on Neuer Markt, the Company shall keep DG informed of all events of material economic and/or legal significance in relation to the Shares on an ongoing basis to the extent permitted by applicable laws, including the United States securities laws.

     10.2 The Company undertakes to (i) furnish to the Lead Manager for six months following the expiry of the Option Period copies of the Offering Documents in such quantities as the Lead Manager may from time to time reasonably request, and, (ii) in case that at any time prior to the completion of the initial distribution of the Offer Shares and the Borrowed Shares, if any, or up to six months thereafter, any event shall have occurred as a result of which any Offering Document as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be required under applicable law during such period to update the information contained in any Offering Document, it will notify the Lead Manager promptly and confirm such notice in writing, and will prepare and furnish to the Lead Manager, without charge to the Lead Manager, as many copies as the Lead Manager may, from time to time, reasonably request of such documents which update such Offering Documents in compliance with the respective laws and regulations on prospectus liability such statement or omission or effect such compliance;

     10.3 For as long as the Lead Manager acts as designated sponsor for the Company's Shares on Neuer Markt, the Company undertakes to observe the requirements of all applicable securities laws, including, without limitation, U.S. federal securities laws, in connection with the Offering.

     10.4 For as long as the Lead Manager acts as designated sponsor for the Company's Shares on Neuer Markt, the Company undertakes to observe and fulfill all regulations, legal provisions and requirements of the Neuer Markt, as well as to make available in the future all necessary documents. In addition, the Company undertakes to comply with all rules and regulations of the United States Securities Act applicable to it as a result of the Registration. In addition, the Company undertakes:

          - to comply with the German Take Over Code of the German Federal Finance Ministry's Stock Exchange Expert Committee;

          - to complete the timely production and publication of a Company calendar giving details of the dates of the general shareholders' meeting;

          - to carry out at least one briefing of financial analysts per year,

          - to complete the timely production and publication of quarterly reports with details of business trends and important financial figures in German and English;

          - to prepare the Company's financial statements according to US-GAAP in German and English and to publish such statements no later than four months after the end of the financial year; and

          - to disclose annually the number of securities in the Company held by members of the Board of Directors.

11.  WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS OF THE LENDERS

       11.1 Each of Lenders, severally and not jointly represents, warrants and undertakes to the Lead Manager that:

       11.1.1 Such Lender, if a corporation, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the power and authority to own its properties and assets.

       11.1.2 Such Lender has the full right, power and authority to enter into this

              Agreement and to transfer and deliver the Borrowed Shares to DG. The execution and delivery of this Agreement and the sale and delivery of the Borrowed Shares by such Lender and the consummation of the transactions contemplated herein and compliance by such Lender with its obligations hereunder have been duly authorized by such Lender and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Borrowed Shares to be loaned by such Lender or any property or assets of such Lender pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which such Lender is a party or to which such Lender is subject, nor will such action result in any violation of the provisions of the charter or by-laws or other organizational instrument of such Lender, if applicable, or any applicable treaty, law, statute, rule, regulation, judgement, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over such Lender or any of its properties.

       11.1.3 Such Lender has complied, and will comply, in all respects, with the provisions of U.S. law and the articles of incorporation of the Company concerning the requirements for holding or disposing of certain percentages of the share capital of the Company, together with all applicable U.S. stock exchange and regulatory authority rules and regulations.

       11.1.4 Such Selling Shareholder has good, valid and marketable title to the Borrowed Shares to be transferred by such Lender hereunder (such Borrowed Shares being fully paid), free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement; and upon delivery of such Borrowed Shares, assuming that the Lead Manager has no notice of any adverse claim, the Lead Manager will receive good, valid and marketable title to the Borrowed Shares lent to it by such Lender, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind; and there is no other conflicting right, contingent or otherwise, of any person to purchase or be offered for purchase any of the Borrowed Shares to be delivered by such Lender in connection with this Agreement.

       11.1.5 This Agreement has been duly authorized, executed and delivered by such Lender and constitutes the legal, valid and binding obligation of such Lender enforceable in accordance with its terms, subject to the application of applicable bankruptcy, fraudulent conveyance and similar laws.

       11.1.6 The Borrowed Shares will be transferred to Lead Manager, together with all rights, dividends, distributions and other benefits attaching to them on such date of transfer, with full title guarantee and free from, and not in breach of, any charges, liens or other encumbrances or any pre-emptive or other rights limiting their transferability.

       11.1.7 No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authorization or agency, domestic or foreign, is necessary or required for the performance by such Lender of its obligations hereunder or in connection with the delivery of the Borrowed Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as may have previously been made or obtained.

       11.2 The commitments of the Managers hereunder are being made on the basis of the representations, warranties and undertakings set out above. Each Lender undertakes that each of them will fully indemnify the Managers against any and all losses, liabilities, costs, claims, charges, actions, proceedings, damages, expenses or demands which may incur for it or which may be made against the Managers as a result of, or in connection with, any breach or alleged breach by such Lender of any of its representations, warranties and undertakings set out above.

       11.3   The warranties, representations and undertakings set out in this
              Section 11 shall be deemed to be repeated on the Pricing Date, the Payment Date and each Transfer Date.

12.    WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS OF THE COMPANY

       12.1 The Company warrants, represents and undertakes to the Lead Manager that:

       12.1.1 The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse Effect").

       12.1.2 blaxxun interactive AG has been duly organized and is validly existing as a corporation in good standing under the laws of Germany, has corporate power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding capital stock of blaxxun interactive AG has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of blaxxun interactive AG was issued in violation of the preemptive or similar rights of any security-holder of the blaxxun interactive AG.

       12.1.3 Cybertown, Inc. has been duly organized and is validly existing as a corporation in good standing under the laws of Delaware, has corporate power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding capital stock of Cybertown, Inc. has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of Cybertown, Inc. was issued in violation of the preemptive or similar rights of any security-holder of Cybertown, Inc.

       12.1.4 The shares of issued and outstanding capital stock of the Company, including the Borrowed Shares and the Greenshoe Shares, have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding Shares, including the Borrowed Shares and Greenshoe Shares, was issued in violation of the preemptive or other similar rights of any security-holder of the Company.

       12.1.5 Except as set forth in the Registration Statement or otherwise disclosed to the Lead Manager, the Company has not sold or issued, and will not sell or issue, any securities during the six-month period preceding the date of the Prospectus, including any sales pursuant to Rule 144A under, or Regulations D or S of, the United States Securities Act.

       12.1.6 The Company has full power and authority to enter into, and perform its obligations under, this Agreement and such entry into, and performance of its obligations under, this Agreement has been duly authorized by all necessary corporate or other action.

       12.1.7 This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the application of applicable bankruptcy, fraudulent conveyance and similar laws.

       12.1.8 Except as set forth in the Registration Statement, there are no contracts, agreements, or understandings between the Company and any person or entity granting such person or entity the right to require the Company to file a registration statement under the United States Securities Act with respect to any securities of the Company owned or to be owned by such person or entity or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the United States Securities Act.

       12.1.9 The Company has consulted and will continue to consult the Lead Manager in relation to the terms of, the timetable for, and the manner of publication of, any announcement of, or other public disclosure regarding, the Offering, the Listing and the Registration except as required by law and any applicable rules of any relevant stock exchange. The Company will not make any such announcement or disclosure without the Lead Managers's prior written consent. Any public announcement of the sale of the Offer Shares will refer to the Lead Manager.

      12.1.10 The Offer Shares will, on or before the Transfer Date, have been duly authorized for issuance and sale to the Lead Manager pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable.

      12.1.11 Neither the Company nor blaxxun interactive AG and Cybertown, Inc., the key direct subsidiaries of the Company (collectively the "Subsidiaries"), is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or its Subsidiaries are a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or the Subsidiaries are subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein (including the issuance and sale of the Offer Shares and the use of the proceeds from the sale of the Offer Shares) and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its Subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the articles of incorporation or by-laws of the Company or its Subsidiaries or any applicable law, statute, rule, regulation, judgement, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or its Subsidiaries or any of their assets, properties or operations (except for such violations that would not result in a Material Adverse Effect). As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person action on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or its Subsidiaries.

      12.1.12 There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or its Subsidiaries, which is required to be disclosed in the Prospectus, or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets t hereof or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Company or its Subsidiaries are a party or of which any of their respective property or assets is the subject, including ordinary routine litigation incidental to the business, not reasonably be expected to result in a Material Adverse Effect.

              To the extent there are any exceptions to the foregoing existing on the date of the Prospectus (or any supplement thereto), the Company undertakes to disclose such proceedings in the Prospectus or supplement, as the case may be.

      12.1.13 To the best knowledge of the Company and its subsidiaries, the Company and its Subsidiaries own, possess, can acquire on reasonable terms or have the benefit or use of all material patents, licenses, trade secrets, trademarks, trade names and other rights to inventions, know-how, copyrights, confidential information and other intellectual property (collectively, "intellectual property rights") currently employed by them in connection with the conduct of the businesses now operated by them, and there are no unresolved assertions that the Company or its Subsidiaries have infringed the intellectual property rights of others that, if determined adversely to the Company or its Subsidiaries, could, individually or in the aggregate, have a Material Adverse Effect.

      12.1.14 No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, either in the United States, Germany or elsewhere, is necessary or required for the performance by the Company of its obligations hereunder, in connection with the Offering (including the Preferential Allotment), the Listing, the Registration, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or will be obtained prior to the Offering (including the Preferential Allotment), Listing or Registration, as the case may be.

      12.1.15 The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are in full force and effect except for those Governmental Licenses the failure of which to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

      12.1.16 The Company and its Subsidiaries have good title to all properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interest, claims, restrictions or encumbrances of any kind (other than customary retention of title) except such as do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or its Subsidiaries; and all of the leases and subleases material to the business, the Company and its Subsidiaries, considered as one enterprise, and under which the Company or its Subsidiaries holds properties described in the Prospectus, are in full force and effect, and neither the Company nor its Subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or its Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or its Subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease.

      12.1.17 KPMG Deutsche Treuhandgesellschaft, who have audited or will audit certain financial statements of the Company and its consolidated subsidiaries, are independent accountants as required by the United States Securities Act and the rules and regulations thereunder.

      12.1.18 The Company makes and keeps accurate books and records and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management's authorization and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals.

      12.1.19 Neither the Company nor its Subsidiaries, nor to the knowledge of the Company or its Subsidiaries, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or its Subsidiaries, have used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977.

      12.1.20 The Company and its Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is, in the opinion of the Company, adequate for the conduct of their respective businesses and the value of their respective properties and assets, and as is customary for companies engaged in similar businesses in similar industries or as required by law or pursuant to agreements to which the Company or its Subsidiaries are a party or by which the Company or its Subsidiary are bound.

      12.1.21 The Company is not an "investment company" under, and as such term is defined in, the U.S. Investment Company Act of 1940.

      12.1.22 The Company is not a passive foreign investment company ("PFIC") as defined in Section 1297(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), for its current taxable year and does not expect to be a PFIC for future taxable years.

      12.1.23 Neither the Company, nor any person acting on its behalf, has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilization in violation of applicable laws or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

      12.1.24 The Company has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect.

      12.1.25 The Company has not included any persons in the Beneficiary List who, to its knowledge, are journalists, financial analysts or public servants.

       12.2 The Company has filed with the SEC a Registration Statement on Form S-1, including a related preliminary prospectus, for the registration under the United States Securities Act of the Shares and to the Registration Statement has become effective. The Company will file with the SEC after the Effective Date of the Registration Statement, a final prospectus in accordance with Rules 430A and 424(b). The Registration Statement, as amended, and prior to the date hereof, includes all information (other than Rule 430A information) required by the United States Securities Act and the rules thereunder to be included in such Registration Statement and the Prospectus. As filed, such amendment and form of final prospectus, or such final prospectus, shall contain all Rule 430A information, together with all other such required information, and, except to the extent the Lead Manager shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Lead Manager prior to the Pricing Date or, to the extent not completed at the Pricing Date, shall contain only such specific additional information and other changes (beyond that contained in the latest preliminary prospectus) as the Company has advised the Lead Manager, prior to the Pricing Date, will be included or made therein. "Preliminary

              Prospectus" means each prospectus included in such Registration Statement, or amendments thereof, before it becomes effective under the United States Securities Act and any prospectus filed by the Company with the consent of the Lead Manager pursuant to Rule 424(a) of the rules and regulations under the United States Securities Act, and "Prospectus" means such final prospectus, with any changes thereto made by the Company with the consent of the Lead Manager, which consent shall not be unreasonably held.

              On the Effective Date, the Registration Statement will conform in all material respects to the applicable requirements of the United States Securities Act and the rules and regulations thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. At the time of filing of the Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Date of the Registration Statement in which the final Prospectus is included, the Registration Statement and the final Prospectus will conform in all material respects to the requirements of the United States Securities Act and the rules and regulations thereunder, and none of such documents will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading; provided, however, that the Company makes no undertaking as to the information contained in or omitted from the Registration Statement or the Prospectus in reliance upon and in conformity with information furnished herein or in writing to the Company by or on behalf of the Lead Manager specifically for inclusion in the Registration Statement or the Prospectus.

       12.3 The Company will comply with the requirements of Rule 430A or Rule 424, as applicable, and will notify the Lead Manager immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the SEC,
              (iii) of any request by the SEC for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the SEC and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

       12.4 The Company has prepared and filed, together with the Lead Manager, with the FSE the preliminary and final German prospectus to obtain listing of the Shares on the FSE as required by applicable German law.

              On the date on which such preliminary and final German Prospectus and any amendment thereto is published, such published German Prospectus and amendments thereto conformed in all material respects to the applicable requirements of German law, provided, however, that the Company makes no undertaking as to the information contained in or omitted from the German Prospectus and the amendments thereto in reliance upon and in conformity with information furnished herein or in writing to the Company by or on behalf of the Lead Manager specifically for inclusion in such documents.

       12.5 The Company undertakes that the consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included in the Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the United States Securities Act and the Neuer Markt and were prepared in conformity with U.S. generally accepted accounting principles ("US-GAAP") applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The selected financial data set forth in the Prospectus and Registration Statement fairly present, on the basis stated in the Prospectus and the Registration Statement, the information included therein.

       12.6 As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its Shareholders an earnings statement covering a period of at least 12 months beginning after the Effective Date of the Registration Statement which will satisfy the provisions of
              Section 11(a) of the United States Securities Act. For the purpose of the preceding sentence, "Availability Date" means the 45th day after the end of the fourth fiscal quarter following the fiscal quarter that includes the Effective Date, except that, if such fourth fiscal quarter is the last quarter of the Company's fiscal year, "Availability Date" means the 90th day after the end of such fourth fiscal quarter.

       12.7 The Company will furnish to the Lead Manager and to counsel to the Lead Manager copies of the Registration Statement (two of which will be signed and will include all exhibits), the Preliminary Prospectus, and, so long as delivery of a prospectus relating to the Offer Shares is required to be delivered under the United States Securities Act in connection with sales by the Lead Manager or dealer, the Prospectus, and all amendments and supplements to such documents, in each case in such quantities as the Lead Manager may reasonably request. The Prospectus shall be so furnished on or prior to 3:00 P.M., German time, on the business day following the later of the Pricing Date or the Effective Date of the Registration Statement, or at such other time as the Lead Manager shall consent. All other such documents shall be so furnished as soon as available. The Company and the Selling Shareholders will pay the expenses of printing and distributing to the Lead Manager all such documents.

       12.8 The Company shall use the proceeds from the Offering of Offer Shares payable to it in the manner described under the heading "Use of Proceeds" in the Prospectus.

       12.9 The Company undertakes that it will notify the Lead Manager immediately of any adverse change in, or affecting, the general affairs, management, financial position, shareholders equity or results of operation of the Company and its Subsidiaries taken as a whole, which would be likely to prejudice materially the proposed sale of the Shares in the Offering by the Managers.

              The representations, undertakings and warranties set out in this
              Section 12 shall be deemed to be repeated on the Pricing Date, the Transfer Date, and the Settlement Date.

       12.10 The commitment of the Lead Manager hereunder is being made on the basis of the representations, warranties and undertakings set out above. The Company undertakes that it will fully indemnify each of the Managers against any and all losses, liabilities, costs, claims, charges, actions, proceedings, damages, expenses or demands which any of the Managers may incur or which may be made against any Manager as a result of, or in connection with, any breach or alleged breach by the Company or any of its representations, warranties and undertakings set out above; the Company will further indemnify and hold harmless the Managers against any documentary, stamp or similar issuance or transfer tax, including any interest and penalties, on the creation, issuance and sale of the Shares and on the execution and delivery of this Agreement.

       12.11 The Company's obligations in respect of the above representations, warranties, undertakings and indemnity will continue in full force and effect after the Payment Date notwithstanding the performance of this Agreement, the completion of the sale of the Offer Shares, the completion of the Registration or any investigation of the matters to which they relate by the Managers or on the Managers's behalf.

       13.    TERMINATION RIGHTS

       13.1   The Lead Manager reserves the right to terminate this Agreement if
              (i) any of the Conditions Precedent set forth in Section 9 fail to occur as contemplated herein or (ii), in the Lead Manager's reasonable opinion, the circumstances set forth below threaten the success of the Offering or the placement of the Shares:

              - a deterioration after the date hereof of the economic situation of the Company or its Subsidiaries occurs or is probable that the Lead Manager reasonably believes will materially affect the market price of its shares, or

              - any material adverse change in the German, U.S., or international financial markets or stock markets occurs that the Lead Manager believes will materially affect the market price of the Company's shares.

              Should the above mentioned circumstances occur after the Transfer Date but prior to the Settlement Date, the Company and the Selling Shareholders shall not be entitled to receive the applicable Purchase Price from the Lead Manager and the Lead Manager shall promptly transfer the Shares transferred to it by the Company and the Selling Shareholders back to the Company and each such Selling Shareholder.

       13.2 The Company has the right to terminate this Agreement for compelling reason (einen wichtigen Grund) at any time with effect as of the receipt of a corresponding written notification by DG. If the Agreement is terminated for a reason for which DG is not responsible, the Company will reimburse DG of all incurred costs. If the Agreement is terminated for a reason for which DG is responsible, then all claims held by DG to compensation for its services shall lapse.

14.    LIABILITY

       Except as provided in Section 18, the liability of the Lead Manager under this Agreement shall be limited to ill intent and gross negligence.

15.    MARKET PROTECTION MEASURES (LOCK-UP PERIOD)

       The Selling Shareholders and the current shareholders listed in Schedule 3 (the "Current Shareholders") have undertaken, pursuant to Rule 7.2.9. of the Rules and Regulations Neuer Markt, for a period of six months from the date of admission of the Shares to the Neuer Markt (the "Admission Date"), not to (i) directly or indirectly offer for sale, pledge, transfer or otherwise dispose of or enter into any transaction or device which is designed to, or could be expected to, result in the disposal by any person at any time in the future of any Shares (other than the Shares included in the Offering) or securities convertible into or exchangeable for Shares, (ii) exercise any warrants or options convertible into Shares, (iii) take other measures equivalent to a sale, or (iv) announce any such measures, without the prior written consent of the FSE and the Lead Manager to be obtained in each case prior to taking any such measures.

       The Selling Shareholders and all significant Current Shareholders have undertaken for an additional period of six months from the Admission Date (i.e., for a period of twelve months in total) not to take any of the above-mentioned measures without the prior written consent of the Lead Manager.

       The Selling Shareholders and the Current Shareholders furthermore have undertaken to cause any third party to which they sell, pledge, transfer or otherwise dispose of Shares prior to the Admission Date to assume their obligations hereunder.

       The Company undertakes pursuant to Rule 7.2.9 of the Rules and Regulations Neuer Markt, for a period of six months from the Admission Date, to refrain from offering or selling Shares directly or indirectly, or announcing such action, or taking other measures economically equivalent to a sale, without the prior written consent of the FSE and the Lead Manager.

       The Company undertakes for an additional period of six months from the Admission Date (i.e., for a period of twelve months in total) not to take any of the above-mentioned measures, without express written consent by the Lead Manager to be obtained in each case prior to taking any such measures.

       The Company undertakes to instruct the registrar and transfer agent not to effect any transfer of Shares by the Selling Shareholders and the Current Shareholders in the Company's share register within the above twelve months periods. The Company furthermore undertakes to cause the registrar and transfer Agent to confirm to the Lead Manager and the FSE that it has been instructed accordingly.

       The issuance of the Greenshoe Shares to the Lead Manager are excluded from the restrictions contained in this Section 15. In addition, the Company's issuance of shares under the Company's ESOP are excluded form the restrictions contained in this Section 15, provided, however, that any shareholder receiving such shares shall not dispose of them for a period of three months following their receipt.

16.    POWER OF ATTORNEY

       All declarations and communications of the Lead Manager relating to this Agreement shall only be valid for and against all other parties to this Agreement if made by DG as representative of the Managers to the Company. DG is released from the restrictions of Section 181 of the German Civil Code.

       Further, in order for the parties to fulfil their obligations hereunder, DG is authorized to deliver declarations or information in the name of the Company, the Selling Shareholders and the Managers.

17.    SERVICE OF PROCESS

       In connection with the Offering, the Company and each of the Selling Shareholders have appointed blaxxun interactive AG as agent for the service of process (Zustellungsbevollmachtigter) in Germany for any services of process regarding contractual or other obligations of the Company and the Selling Shareholders in relation to the Managers.

18.    INDEMNIFICATION AND CONTRIBUTION

       18.1 The Company shall indemnify and hold harmless each Manager, its officers and employees and each person, if any, who controls any Manager within the meaning of the United States Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Shares), to which that Manager, officer, employee or controlling person may become subject, under the United States Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement of a material fact contained (A) in any Preliminary Prospectus, the Registration Statement or the Prospectus, or in any amendment or supplement thereto, or (B) in any blue sky application or other document prepared or executed by the Company (or based upon (i) any written information furnished by the Company specifically for the purpose of qualifying any or all of the Shares under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a "Blue Sky Application"); (ii) the omission or alleged omission to state in any Preliminary Prospectus, the Registration Statement or the Prospectus, or in any amendment or supplement thereto, or in any Blue Sky Application any material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any act or failure to act, or any alleged act or failure to act, by any Manager in connection with, or relating in any manner to, the Shares or the Offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the Company shall not be liable in the case of any matter covered by this clause (iii) to the extent that it is determined in a final judgement by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such act or failure to act undertaken or omitted to be taken by such Manager through its gross negligence or willful misconduct), and shall reimburse each Lead Manager and each such officer, employee and controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Manager, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus, the Registration Statement or the Prospectus, or in any such amendment or supplement, or in any Blue Sky Application in reliance upon and in conformity with the written information furnished to the Company by or on behalf of any Manager specifically for inclusion therein and described in
              Section 18.6. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to any Manager or to any officer, employee or controlling person of that Manager.

       18.2 Each Manager, severally and not jointly, shall indemnify and hold harmless the Company and the Selling Shareholders, their officers and employees, each of their directors and each person, if any, who controls the Company or the Selling Shareholder within the meaning of the United States Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company or any such director, officer or controlling person may become subject, under the United States Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Preliminary Prospectus, the Registration Statement or the Prospectus, or in any amendment or supplement thereto or (ii) the omission or alleged omission to state in any Preliminary Prospectus, the Registration Statement or the Prospectus, or in any amendment or supplement thereto, or in any Blue Sky Application any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the written information furnished to the Company by or on behalf of that Manager specifically for inclusion therein and described in
              Section 18.6, and shall reimburse the Company and any such director, officer or controlling person for any legal or other expenses reasonably incurred by the Company and the Selling Shareholder or any such director, officer or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability which any Manager may otherwise have to the Company or any such director, officer or controlling person.

       18.3 Promptly after receipt by an indemnified party under this Section 18 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 18, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 18 except to the extent it has been materially prejudiced by such failure and, provided further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 18. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 18 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Lead Manager shall have the right to employ counsel to represent jointly the Managers and their respective officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Managers against the Company or any Selling Shareholders under this Section 18 if, in the reasonable judgement of the Managers, it is advisable for the Managers, officers, employees and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Company and the Selling Shareholders. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgement with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgement of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss of liability by reason of such settlement or judgement.

       18.4 If the indemnification provided for in this Section 18 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Sections 18.1 or 18.2 in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company and the Selling Shareholders on the one hand and the Managers on the other from the Offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Shareholders on the one hand and the Managers on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company, Franz BUCHENBERGER AND BERND-MICHAEL HABERMEYER on the one hand and the Managers on the other with respect to such Offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Shares purchased under this Agreement (before deducting expenses) received by the Company, Franz BUCHENBERGER AND BERND-MICHAEL HABERMEYER, on the one hand, and the total underwriting discounts and commissions received by the Managers with respect to the Shares purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Shares under this Agreement, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, Franz BUCHENBERGER, BERND-MICHAEL HABERMEYER or the Managers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, Franz BUCHENBERGER, BERND-MICHAEL HABERMEYER, and the Managers agree that it would not be just and equitable if contributions pursuant to this Section 18.4 were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 18.4 shall be deemed to include, for purposes of this Section 18.4, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 18.4, no Manager shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public was offered to the public exceeds the amount of any damages which such Manager has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the United States Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Managers' obligations to contribute as provided in this Section 18.4 are several in proportion to their respective underwriting obligations and not joint..

       18.5 The Managers severally confirm that the statements with respect to the Offering of the Shares set forth on the cover page of, and under the caption "Underwriting" in, the Prospectus are correct and constitute the only information furnished in writing to the Company by or on behalf of the Managers specifically for inclusion in the Registration Statement and the Prospectus.

19.    MISCELLANEOUS

       19.1 The parties hereto agree that DG is entitled to transfer all its rights and obligations under this Agreement to an associated company in the overall scheme of transferring its investment banking activities to such associated company.

       19.2 The parties hereto shall keep information relating to the proposed Offering and the Registration strictly confidential except to the extent publication of such information is required by applicable law or the rules and regulations of the SEC, FSE or other governmental agency.

       19.3 Modifications and amendments of this Agreement must be in writing unless there is another statutory form requirement. The foregoing applies also to the modification or deletion of this provision.

       19.4 Should any of the terms of this Agreement be entirely or partially invalid or become invalid, this shall not effect the validity of any other terms of the Agreement. The parties will be deemed to have agreed upon a term or condition that reflects as closely as possible the economic objectives aimed at by the parties when entering into the invalid term or condition.

       19.5 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany excluding the UNCISG. Place of performance and, as far as permitted by applicable statute, forum for all disputes arising in connection with this agreement shall be Frankfurt am Main.

We would request you to countersign the second copy of this underwriting agreement as a sign of your agreement.

Yours sincerely,



---------------------------------        --------------------------
DG BANK                                  MERCK FINCK & CO.
DEUTSCHE GENOSSENSCHAFTSBANK AG




----------------------------------       --------------------------
VEM VIRTUELLES EMISSIONSHAUS AG          BLAXXUN INTERACTIVE, INC.





---------------------------------        --------------------------
FRANZ BUCHENBERGER                       BERND-MICHAEL HABERMEYER
-----------------------------------------------------------------------------

(acting in his individual capacity as    (acting in his individual capacity as
the Chief Executive Officer of blaxxun   the Chief Financial Officer of Blaxxun
interactive, Inc. and on behalf of his   interactive, Inc., and on behalf of his
wife; Ingrid Buchenberger, as one of     wife, Heike Habermeyer, as one of the
the Lenders named in Schedule 2 to this  Lenders named in Schedule 2 to this
Agreement)                               Agreement)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


---------------------------------
blaxxun interactive, Inc.

  OTHER EXHIBITS AND SCHEDULES TO THIS AGREEMENT WILL BE PROVIDED UPON REQUEST.

                                                                         Annex D
                              [DG BANK LETTERHEAD]






                                                      [Date], 2000
                                                      Investment Banking
                                                      [Name]
                                                      Tel. (+44 69) 7447-*
                                                      Fax (+44 69)-*
                                                      [     ]@dgbank.de

[Name of Selling Shareholder]
[Address]


INITIAL PUBLIC OFFERING OF CLASS A COMMON SHARES OF BLAXXUN INTERACTIVE, INC. 2000 SHARE OPTION AGREEMENT

Dear [Name]:

blaxxun interactive, Inc. (the "Company"), has engaged DG BANK Deutsche Genossenschaftsbank AG to act as the lead manager (the "Lead Manager" or "DG BANK") for the initial public offering (the "Offering") of 5,750,000 newly issued Class A common shares of the Company (the "Offer Shares") and, subject to the Lead Manager's exercise of its over-allotment option (the "Over-Allotment Option), up to an additional 750,000 outstanding Class A common shares of the Company (the "Greenshoe Shares"). It has been agreed between DG BANK and the Company that you and other current shareholders (the "Selling Shareholders"), subject to the entering into this agreement, shall be given the opportunity to provide the Lead Manger with Greenshoe Shares from your shareholdings and, in turn, receive the proceeds from the sale of your shares less underwriting commissions.

We are pleased to offer you, as a Selling Shareholder, the opportunity to place up to [ * ] of your common shares of the Company in the Offering (after giving effect to the stock split to be effected as part of the Offering) pursuant to the Lead Manger's exercise of its Over-Allotment Option. Your acceptance of this offer will create a Share Option Agreement among DG BANK and yourself.

BOOK-BUILDING

       The Offer Shares and the Greenshoe Shares, if any, will be offered for sale by the Lead Manager, VEM Virtuelles Emissionshaus AG and Merck Finck & Co. (the "Underwriting Consortium") nationally and internationally (outside the United States, Canada and Japan) to investors utilizing a book-building process customary for initial public offerings in Germany. The book-building period is currently expected to occur from August 8, to August 11, 2000 (the "Book-building Period"). The Book-building Period may be abbreviated or lengthened at the Lead Manager's discretion.

PLACEMENT PRICE AND PRICING DATE

       The price at which the Offer Shares and the Greenshoe Shares, if any, are sold to Investors having offered to purchase such Shares (the "Placement Price") will be jointly determined by the Lead Manager (in the name of the Underwriting Consortium) and the Company after completion of the book-building on the basis of purchase offers received by the Lead Manager. The date on which the price is determined, which is currently expected to be August 14, 2000, is referred to as the "Pricing Date".

OVER-ALLOTMENT OPTION

       You hereby grant to the Lead Manager an option to purchase up to [fill in from Schedule 1] Shares (after giving effect to the stock split to be effected as part of the Offering) at the Purchase Price from your holdings to satisfy the Lead Manager's request for Greenshoe Shares upon its exercise of the Over-Allotment Option. Such Over-Allotment Option is granted for the purpose of covering over-allotments in the sale of Offer Shares.

       The Over-Allotment Option will begin on the first day on which the Company's shares are traded on the Frankfurt Stock Exchange, which is currently expected to be August 15, 2000 (the "Admission Date"), and will expire 45 calendar days thereafter (the "Option Period"). The Over-Allotment Option may be exercised during such period by the Lead Manager, in whole or in part from time to time, by written notice given to the Company, which you have authorized to receive such notice on your behalf. Such notice shall be substantially in the form attached to the custody agreement (attached hereto as Exhibit 1).

       It will be left to the Lead Manager's sole discretion to decide whether the Over-Allotment Option shall be exercised. If the Lead Manager does not exercise the Over-Allotment Option, none of your shares will be sold in the Offering.

TRANSFER OF GREENSHOE SHARES

       In order to ensure timely delivery of the Greenshoe Shares upon the exercise of the Greenshoe Option, you undertake to enter into a custody agreement with, and executed a Power of Attorney in favour of Hutchins, Wheeler & Dittmar, Boston, (the "Custodian") in the form attached hereto as EXHIBIT 1 (the "Custody Agreement"). If DG BANK has not received confirmation by Hutchins, Wheeler & Dittmar that you have entered into the Custody Agreement prior to August 3, 2000, DG BANK shall not be obliged to purchase any Greenshoe Shares from you.

       The Custodian will deliver the Greenshoe Shares to DG BANK two business days following DG BANK's exercise of the Over-Allotment Option (such day of delivery defined as the "Transfer Date").

PURCHASE PRICE AND COMMISSIONS

       The purchase price payable by the Lead Manager (on behalf of the Underwriting Consortium) to you for the Greenshoe Shares (the " Purchase Price") shall be equal to the Placement Price per share, multiplied by the number of Greenshoe Shares, as the case may be, to be purchased by the Underwriting Consortium, from which product a commission for the Underwriters in the amount of 3% will be deducted.

       Upon any exercise of the Over-Allotment Option by the Lead Manager, the Lead Manager will pay you the Purchase Price for the portion of your Greenshoes Shares for which the Over-Allotment Option has been exercised upon The Lead Manager's receipt of such Greenshoe Shares (the "Transfer Date"). Pending the Lead Manager's receipt of such Greenshoe Shares, the Lead Manager will not be obligated to release the Purchase Price to you.

       You hereby irrevocably instruct DG BANK to release the Purchase Price to the account identified in the Custody Agreement attached as EXHIBIT 1 OR OTHERWISE INSTRUCTED BY YOUR ATTORNEYS-IN-FACT.

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS GIVEN BY YOU

       You hereby represent, warrant and undertake to the Lead Manager and the other members of the Underwriting Consortium that:

       - You, if a corporation, are duly organized, validly existing and in good standing under the laws of your jurisdiction of incorporation, and have the power and authority to own your properties and assets.

       - You have the full right, power and authority to enter into this Agreement and to sell, transfer and deliver the Greenshoe Shares to be sold by you hereunder. The execution and delivery of this Agreement and the sale and delivery of the Greenshoe Shares to be sold by you and the consummation of the transactions contemplated herein and compliance by you with your obligations hereunder have been duly authorized by you and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Greenshoe Shares to be sold by you or any property or assets of you pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to you Shareholder are a party or to which you are subject, nor will such action result in any violation of the provisions your charter or by-laws or other organizational instrument, if applicable, or any applicable treaty, law, statute, rule, regulation, judgement, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over such Selling Shareholder or any of your properties.

       - You have complied, and will comply for the one-year period following the Pricing Date, in all respects, with the provisions of United States law and the articles of incorporation of the Company concerning the requirements for holding or disposing of certain percentages of the share capital of the Company, together with all applicable United States stock exchange and regulatory authority rules and


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


              regulations relating thereto.

       - You have, and will at the Transfer Date have, good, valid and marketable title to the Greenshoe Shares to be sold by you hereunder (such Greenshoe Shares being fully paid), free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement; and upon delivery of such Greenshoe Shares, assuming the Lead Manger has no notice of any adverse claim, the Lead Manager will receive good, valid and marketable title to the Greenshoe Shares purchased by it from you, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind; and there is no other conflicting right, contingent or otherwise, of any person to purchase or be offered for purchase any of the Greenshoe Shares to be delivered by you in connection with this Agreement.

       - This Agreement has been duly authorized, executed and delivered by you and constitutes a legal, valid and binding obligation by your enforceable in accordance with its terms, subject to the application of applicable bankruptcy, fraudulent conveyance and similar laws.

       - Your Greenshoe Shares, if any, will be transferred to Lead Manager (the date on which the Greenshoe Shares are transferred to the Lead Managers referred to as the "Transfer Date"), together with all rights, dividends, distributions and other benefits attaching to them on the Transfer Date, with full title guarantee and free from, and not in breach of, any charges, liens or other encumbrances or any pre-emptive or other rights limiting their transferability.

       - You will consult the Lead Manager in relation to the terms of, the timetable for, and the manner of publication of, any announcement of, or other public disclosure regarding, the sale of the Greenshoe Shares except as required by law and any applicable rules of any relevant stock exchange. You will not make any such announcement or disclosure without the lead manager's prior written consent.

       - You agree that the Greenshoe Shares owned by you are subject to the interests of the Lead Manager hereunder; your obligations hereunder shall not be terminated by operation of law, whether in the case of a partnership or corporation, by the dissolution of such partnership or corporation, or by the occurrence of any other event; and if you should be dissolved, or if any other such event should occur, before the delivery of the Greenshoe Shares hereunder, the Greenshoe Shares shall be delivered by or on your behalf in accordance with the terms and conditions of this Agreement.

       - Neither you, nor any of your affiliates (which shall not include the Company), nor any person acting on your behalf, has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilization in violation of applicable laws or manipulation of the price of any security of the Company to facilitate the sale or the resale of the Offer Shares and the Greenshoe Shares.

       - No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authorization or agency, domestic or foreign, is necessary or required for the performance by you or your obligations hereunder or in connection with the sale and delivery of the Greenshoe Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as may have previously been made or obtained.

       The commitments of the Underwriting Consortium are being made on the basis of the representations, warranties and undertakings set out above. You undertake that you will fully indemnify the Managers against any and all losses, liabilities, costs, claims, charges, actions, proceedings, damages, expenses or demands which may incur for it or which may be made against the Managers as a result of, or in connection with, any breach or alleged breach by you of any of your representations, warranties and undertakings set out above.

       Your liability in respect of the above representations, warranties, undertakings and indemnity will continue in full force and effect after the Payment Date notwithstanding the performance of this Agreement.

       You agree to deliver to the Lead Manager's attention: DG Bank Deutsche Genossenschaftsbank AG, attention: Ms. Gase, Department F/IBSA, DG BANK, Am Platz der Republik, 60265 Frankfurt am Main, on or prior to the Transfer Date, if required, a properly completed and executed United States Treasury Department Form W-8 or W-9 (or other applicable form or statement specified by Treasury Department regulations in lieu thereof).

       The warranties, representations and undertakings set above shall be deemed to be repeated on the Pricing Date, the Payment Date and each Transfer Date.

MARKET PROTECTION MEASURES

       You acknowledge that you have entered into a lock-up agreement with the Frankfurt Stock Exchage authorities, which is required in order to effect any listing of the Company's shares on the Neuer Markt. You undertake, pursuant to Rule 7.2.9. of the Rules and Regulations Neuer Markt, for a period of six months from the date of admission of the Shares to the Neuer Markt (the "Admission Date"), which is currently expected to occur on August 16, 2000, not to (i) directly or indirectly offer for sale, pledge, transfer or otherwise dispose of or enter into any transaction or device which is designed to, or could be expected to, result in the disposal by any person at any time in the future of any Shares (other than the Shares included in the Offering) or securities convertible into or exchangeable for Shares, (ii) exercise any warrants or options convertible into Shares, (iii) take other measures equivalent to a sale, or (iv) announce any such measures, without the prior written consent of the FSE and the Lead Manager to be obtained in each case prior to taking any such measures.

       You also undertake for an additional period of six months from the Admission Date (i.e., for a period of twelve months in total) not to take any of the above-mentioned measures without the prior written consent of the Lead Manager.

       You furthermore undertake to cause any third party to which you sell, pledge, transfer or otherwise dispose of Shares prior to the Admission Date to assume your obligations hereunder.

       The Company will instruct the registrar and transfer agent not to effect any transfer of your Shares in the Company's share register within the above twelve months periods.

       Your sale and transfer of the Greenshoe Shares to the Lead Manager are excluded from the restrictions contained in the previous four paragraphs.

       If you receive any shares under the Company's employee stock option plan, you will not dispose of them for (i) a period of three months following their receipt and (ii) for a period of twelve months from the Admission Date.

INDEMNIFICATION

       You shall indemnify and hold harmless the Company and each Manager, its officers and employees and each person, if any, who controls any Manager within the meaning of the United States Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Shares), to which that Manager, officer, employee or controlling person may become subject, under the United States Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement of a fact contained in any of the representations contained herein.

TERMINATION RIGHTS

       The Lead Manager reserves the right to terminate this Agreement if:

       - the representations and warranties given by you are not fulfilled or will not be fulfilled;

       - the Underwriting Consortium, Company, and the Lenders fail to execute an underwriting agreement governing the Offering; or

       - if the Underwriting Consortium, Company, and the Lenders fail to execute an underwriting agreement governing the Offering, or if this Offering is terminated under and in accord with the terms of the underwriting agreement;

       Should the above mentioned circumstances occur after the Transfer Date but prior to the Settlement Date, you will not be entitled to receive the applicable Purchase Price from the Lead Manager and the Lead Manager shall promptly transfer the Shares transferred to it by you back to you.

SERVICE OF PROCESS

       In connection with the Offering, you have appointed blaxxun interactive AG as agent for the service of process (Zustellungsbevollmachtigter) in Germany for any service of process regarding your contractual or other obligations in relation to the Managers.

TRANSFER

       You agree that DG BANK is entitled to transfer all its rights and obligations under this Agreement to an associated company in the overall scheme of transferring its investment banking activities to such associated company.

CONFIDENTIALITY

       You shall keep all confidential information relating to the proposed Offering strictly confidential except to the extent publication of such information is required by applicable law.

COMPANY AS BENEFICIARY

       The Company shall be deemed to be a third person beneficiary of this agreement and each party's representations, warranties, covenants and agreements, contained herein are made for the benefit of the Company.

AMENDMENTS

       Modifications and amendments of this Agreement must be in writing signed by you, the Lead Manager and the Company. The foregoing applies also to the modification or deletion of this provision.

       Notwithstanding the foregoing paragraph, the Lead Manager, subject to the consent of the Company, reserves the right to adjust the Book-Building Period, the Pricing Date, and the Admission Date.

SAVING CLAUSE

       Should any of the terms of this Agreement be entirely or partially invalid or become invalid, this shall not effect the validity of any other terms of the Agreement. The parties will be deemed to have agreed upon a term or condition that reflects as closely as possible the economic objectives aimed at by the parties when entering into the invalid term or condition.


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


JURISDICTION

       This contract shall be governed by and construed in accordance with the laws of the Federal Republic of Germany; the rules of EGBGB on conflict of laws shall not apply. Place of performance and, as far as permitted by applicable statute, forum for all disputes arising in connection with this agreement shall be Frankfurt am Main.

We would request you to countersign the second copy of this offer as a sign of your agreement with the terms of this offer.

Yours sincerely,




DG BANK
Deutsche Genossenschaftsbank AG


I hereby declare my acceptance of the terms of this agreement.




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Date:
Place:



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